UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 14, 2016

REXFORD INDUSTRIAL REALTY, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-36008	46-2024407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11620 Wilshire Boulevard, Suite 1000, Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 966-1680

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The information set forth under “Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference into this Item 1.01.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On January 14, 2016, Rexford Industrial Realty, Inc. (the “Company”), as parent, and Rexford Industrial Realty, L.P. (the “Borrower”), as borrower, entered into a Credit Agreement (the “Credit Agreement”) with PNC Bank, National Association, as administrative agent, U.S. Bank, National Association, as syndication agent, PNC Capital Markets LLC and U.S. Bank, National Association, as joint lead arrangers and joint bookrunners, and the other lenders named therein.
The Credit Agreement is a senior unsecured term loan facility that permits aggregate borrowings of up to $125 million, all of which was borrowed at closing on January 14, 2016. The proceeds were used to repay $116 million of the outstanding balance under the Borrower’s unsecured revolving credit facility and for general corporate purposes. The Credit Agreement permits the Borrower to add one or more incremental term loans in an aggregate amount not to exceed $100 million. Any increase in borrowings is subject to the satisfaction of specified conditions and the identification of lenders willing to make available such additional amounts. The maturity date of the Credit Agreement is January 14, 2023.
Amounts outstanding under the Credit Agreement will bear interest at a rate equal to, at the Borrower’s option, either (i) LIBOR plus the applicable Eurodollar rate margin or (ii) the applicable base rate which is the highest of (a) the federal funds rate plus 0.50%, (b) the administrative agent’s prime rate or (c) the Eurodollar rate plus 1.00%, plus the applicable base rate margin. The applicable Eurodollar rate margin will range from 1.50% to 2.25% per annum and the applicable base rate margin will range from 0.50% to 1.25% per annum, depending on the Company’s Leverage Ratio, as defined in the Credit Agreement. If the Company or the Borrower obtains an investment grade rating from two or more specified credit rating agencies, and elects to use the alternative rates based on the Company or the Borrower’s debt rating, the applicable Eurodollar rate margin will range from 1.40% to 2.35% per annum and the applicable base rate margin will range from 0.40% to 1.35% per annum.
The Borrower may voluntarily prepay loans under the Credit Agreement in whole or in part at any time, subject to certain notice requirements. To the extent that the Borrower prepays all or any portion of a loan on or prior to January 14, 2018, the Borrower will pay a prepayment premium equal to (i) if such prepayment occurs prior to January 14, 2017, 2.00% of the principal amount so prepaid, and (ii) if such prepayment occurs on or after January 14, 2017 but prior to January 14, 2018, 1.00% of the principal amount so prepaid. Amounts borrowed under the Credit Agreement and repaid or prepaid may not be reborrowed.
The Credit Agreement is guaranteed by the Company and by substantially all of the current and future subsidiaries of the Borrower that own an unencumbered property. The Credit Agreement is not secured by the Company’s properties or by equity interests in the subsidiaries that hold such properties.
The Credit Agreement includes a series of financial and other covenants that the Company and the Borrower must comply with, including:
•Maintaining a ratio of total indebtedness to total asset value of not more than 60%;
•Maintaining a ratio of total secured debt to total asset value of not more than 45%;
•Maintaining a ratio of total secured recourse debt to total asset value of not more than 15%;

•
Maintaining a minimum tangible net worth of at least the sum of (i) $283,622,250, and (ii) an amount equal to at least 75% of the net equity proceeds received by the Company after March 31, 2014 (other than any such proceeds that are received within ninety (90) days before or after any redemption of equity interests of the Company or Borrower permitted under the Credit Agreement);

•Maintaining a ratio of adjusted EBITDA to fixed charges of at least 1.50 to 1.0;
•Maintaining a ratio of total unsecured debt to total unencumbered asset value of not more than 60%; and
•Maintaining a ratio of unencumbered NOI to unsecured interest expense of at least 1.75 to 1.0
The Credit Agreement contains usual and customary events of default including defaults in the payment of principal, interest or fees, defaults in compliance with the covenants set forth in the Credit Agreement and other loan documentation, cross-defaults to certain other indebtedness, and bankruptcy and other insolvency defaults. If an event of default occurs and is continuing under the Credit Agreement, all outstanding principal amounts, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.
The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1
Credit Agreement, dated as of January 14, 2016, among Rexford Industrial Realty, L.P., Rexford Industrial Realty Inc., PNC Bank, National Association, as administrative agent, U.S. Bank, National Association, as syndication agent, PNC Capital Markets LLC and U.S. Bank National Association, as joint lead arrangers and joint bookrunners, and the other lenders named therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rexford Industrial Realty, Inc.

January 20, 2016	/s/ Adeel Khan
Adeel Khan Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1
Credit Agreement, dated as of January 14, 2016, among Rexford Industrial Realty, L.P., Rexford Industrial Realty Inc., PNC Bank, National Association, as administrative agent, U.S. Bank, National Association, as syndication agent, PNC Capital Markets LLC and U.S. Bank National Association, as joint lead arrangers and joint bookrunners, and the other lenders named therein.